NEWS BULLETIN RE: CLAIRE’S STORES, INC. 3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900

CLAIRE’S STORES, INC. REPORTS MARCH
COMPARABLE STORE SALES DECREASE THREE PERCENT

PEMBROKE PINES, FL., April 6, 2006. Claire’s Stores, Inc. (NYSE:CLE) today reported that for the five weeks ended April 1, 2006 comparable store sales decreased three percent, in contrast to the five-week period ended April 2, 2005 when comparable store sales rose ten percent. The primary reason for the decline is the shift in Easter, which falls in April this year in contrast to last year, when Easter was in March. Total sales during the five-week period ended April 1, 2006 decreased three percent to $116,666,000 compared with $119,692,000 for the comparable five-week period last year.

Comparable store sales results for March 2006 compared to March 2005 were as follows:

•	Claire’s North America: negative low single digits

•	Claire’s International: negative mid single digits

•	Icing by Claire’s: flat

Please note that our comparable store sales numbers are calculated in local currencies. Total sales numbers give effect to the impact of foreign exchange, with March 2006 revenues reflecting the strengthening of the U.S. dollar compared to March 2005.

Bonnie Schaefer, Co-Chairman and Co-CEO stated that, “March comparable store sales comparisons were somewhat difficult in our International division as we were not only dealing with the Easter shift but the absence of Comic Relief Red Nose Day, a countrywide charity event in the UK that occurs every other year. Last year, we realized approximately $1.5 million in incremental sales due to this event. We are pleased however, that our inventory levels remain on plan and we believe that the merchandise currently in our European stores constitutes an improved offering over this time last year. We are looking forward to a stronger International business in April, as our customers prepare for Easter and accessorize their spring looks. We are also pleased to announce that in March, we opened our first store in Portugal, moving ahead with our plan to further expand our business in Europe.”

Marla Schaefer, Co-Chairman and Co-CEO of Claire’s Stores noted that, “Our consolidated March results seem to be a mirror of last April, when we reported negative comparable store sales as a result of the Easter shift. Our expectation is that our April comparable stores sales will return to positive territory, and we continue to repeat the advice we have been giving since March: specifically, that March and April should be judged as a unit for the purposes of measuring the performance of our business.”

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

			TOTAL	COMP. STORE
REPORTING PERIOD	FY 2007	FY 2006	CHANGE	CHANGE
February	$90,939	$88,139	3%	4%
March	$116,666	$119,692	-3%	-3%
Year-to-Date	$207,605	$207,831	0%	0%

Company Overview
Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of April 1, 2006, Claire’s Stores, Inc. operated approximately 2,900 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria, Germany, Spain, Portugal, Holland and Belgium. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., 175 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $40 billion specialty retailer headquartered in Japan. The Company also licenses 88 stores in the Middle East and Turkey under a licensing and merchandising agreement with Al Shaya Co., Ltd. and eight stores in South Africa under similar agreements with The House of Busby Limited.

Forward-looking Statements
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic conditions such as inflation and increased energy costs; general and political social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase comparable store sales at recent historical rates; inability to design and implement new information systems; delays in anticipated store openings or renovations; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the Fiscal year ended January 29, 2005. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://www.claires.com.

Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations
Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com